Two Connell Drive Berkeley Heights, NJ 07922

CONTACTS:
Investor Relations	Media Relations
Tara Spiess	Greg Tiberend
TS Communications Group, LLC	Richard Lewis Communications, Inc.
spiess@biotechirpr.com	(212) 827-0020
(914) 921-5900

GENTA FILES NEW DRUG APPLICATION FOR FDA APPROVAL OF
GENASENSE® PLUS CHEMOTHERAPY FOR PATIENTS WITH ADVANCED OR
REFRACTORY CHRONIC LYMPHOCYTIC LEUKEMIA

First- in-Class Agent Targets Cancer Cell Death Pathway and Significantly Increases
Durable Complete Remissions in Patients with Advanced Leukemia

BERKELEY HEIGHTS, NJ – December 29, 2005 – Genta Incorporated (NASDAQ: GNTA) announced that the Company has completed the filing of a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for its lead anticancer drug, Genasense® (oblimersen sodium) Injection. The application proposes the use of Genasense plus fludarabine and cyclophosphamide as treatment for patients with relapsed or refractory chronic lymphocytic leukemia (CLL). The NDA was submitted pursuant to FDA’s “Fast Track” and “Accelerated Approval” designations - programs that are designed to expedite review of drugs that address important unmet medical needs. Assuming this application is designated for Priority Review, an approval action would normally occur within six months from the filing date.

The NDA contains safety and efficacy data from a disease-specific Phase 1-2 trial of Genasense used alone that enrolled approximately 40 patients, as well as a randomized controlled Phase 3 study of 241 patients who received fludarabine and cyclophosphamide with or without Genasense. These data are supplemented by safety data derived from approximately 1,000 additional patients who have received Genasense in other clinical trials.

The pivotal Phase 3 trial was designed to test whether the addition of Genasense to standard chemotherapy would significantly increase the proportion of patients who achieved a complete or nodular partial response (CR/nPR). That trial met its primary endpoint: the addition of Genasense increased the proportion of patients who achieved CR/nPR from 7% in the chemotherapy-only arm to 17% in the Genasense arm (P=0.025).

All CR/nPRs in both trial arms were “durable” (i.e., exceeding 6 months in minimum duration). However, extended follow-up of patients enrolled in this trial has shown that the duration of CR/nPR was significantly longer in patients treated with Genasense compared with patients who received chemotherapy only. The median duration of CR/nPR was 22 months for the chemotherapy-only group, whereas the median has not yet been reached in the Genasense group (P=0.03). The achievement of CR/nPR was associated with substantial clinical benefit, including but not limited to relief of all diseaserelated symptoms and normalization of blood counts.

“This submission represents a significant milestone for Genta, but it is especially noteworthy for the patients and physicians who have worked so diligently with us during the clinical development process,” commented Loretta Itri, M.D., Genta’s Chief Medical Officer and President, Pharmaceutical Development. “We look forward to working closely with the FDA throughout the review process and as we plan for the initiation of the confirmatory trial.”

Safety

Grade 3 or Grade 4 adverse events that occurred during treatment or within 30 days from last treatment in an increased percentage of patients in the Genasense group included, but were not limited to, thrombocytopenia, nausea, and catheter complications. The percentage of patients who discontinued therapy due to adverse events was equivalent in both groups. Nine patients in the Genasense group and 5 patients in the chemotherapyalone group had adverse events that resulted in death, including two patients in the Genasense group who died from complications associated with tumor lysis and “cytokine release syndrome” in the first treatment cycle. Other safety information from the trial can be accessed at: http://www.genta.com/Genta/InvestorRelation/2004/press_20041206.html.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense to evaluate its potential to treat various forms of hematologic cancers and solid tumors. In addition, Genta has established a Cooperative Research and Development Agreement (CRADA) with the U.S. National Cancer Institute (NCI).

About Bcl-2

Bcl-2 regulates a critical pathway in the body known as programmed cell death (or apoptosis). Cancer cells frequently develop multiple defects in this pathway that can delay or completely prevent cell death, even after treatment with high doses of chemotherapy. The Bcl-2 protein is found in high levels in most patients with hematologic cancers (such as leukemia, lymphoma, and myeloma), and solid tumors (such as melanoma and cancers of the lung, breast, colon and prostate). High levels of Bcl-2 are believed to be a fundamental cause of the inherent resistance of cancer cells to being killed by contemporary forms of anticancer therapy. Bcl-2 expression has been linked to lower response, faster time to cancer progression, and markedly decreased survival.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. In addition to today’s announcement regarding the filing of the U.S. NDA in CLL, the Company has also indicated its intention to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA) for the use of Genasense plus dacarbazine in patients with advanced melanoma before the end of 2005. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated